EXHIBIT 99.1

CORRECTION -- Scientific Learning Announces First Quarter 2012 Financial Results

OAKLAND, Calif., May 3, 2012 (GLOBE NEWSWIRE) -- In a release issued under the same headline earlier today for Scientific Learning Corporation (Nasdaq:SCIL), please note that in the second paragraph, third sentence, 'Net loss for the first quarter of 2011' should read 'Net loss for the first quarter of 2012.' The corrected sentence follows:

Net loss in the first quarter of 2012 was ($5.0 million), or ($0.26) per share, compared to a net loss of ($2.4 million), or ($0.13) per share, in the first quarter of 2011.

CONTACT: Media Contact:
         Anne Berger
         Senior Director of Marketing
         Scientific Learning Corporation
         (510) 625-2270
         aberger@scilearn.com

         Investor Contact:
         Stacie Bosinoff
         The Blueshirt Group
         Scientific Learning Corporation
         (415) 217-7722
         investorrelations@scilearn.com